Filed under Rule 424(b)(3)
                                                      File No. 333-81339


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 1, 1999



                        Prospectus Dated October 1, 1999

                           HEMISPHERX BIOPHARMA, INC.

 2,125,000 warrants and the common stock issuable upon exercise of the warrants
                         304,165 shares of common stock

                              Plan of Distribution

     The Prospectus Plan of Distribution on page 15 of the prospectus is hereby amended to reflect that we have selected First Montauk Securities Corp., as an agent to arrange for the sale, of certain securities of those selling security holders who entered into an agreement with us to sell their securities on a "best efforts" basis for a period of one year from the date of the prospectus.

                The date of this Supplement is December 29, 1999